EXHIBIT 99

FOR IMMEDIATE RELEASE	Contact:	Alan D. Eskow Senior Executive Vice President and Chief Financial Officer 973-305-4003

VALLEY NATIONAL BANCORP REPORTS FOURTH QUARTER EARNINGS, SOLID

LOAN GROWTH AND NET INTEREST MARGIN

WAYNE, NJ – January 26, 2012 — Valley National Bancorp (NYSE:VLY), the holding company for Valley National Bank, today reported net income for the fourth quarter of 2011 of $24.8 million, or $0.15 per diluted common share, after non-cash impairment charges on investment securities and merger expenses totaling $13.4 million after taxes ($0.08 per common share), as compared to the fourth quarter of 2010 earnings of $38.2 million, or $0.23 per diluted common share. See the “Key highlights for the fourth quarter” section below for more details.

Net income for the year ended December 31, 2011 was $133.7 million, or $0.79 per diluted common share, compared to 2010 earnings of $131.2 million, or $0.78 per diluted common share.

Key highlights for the fourth quarter:

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Loan Growth: Total non-covered loans (i.e., loans which are not subject to our loss-sharing agreements with the FDIC) increased by $210.1 million to $9.5 billion at December 31, 2011 from September 30, 2011. Our residential mortgage and commercial real estate (including construction) loans grew by $113.0 million and $59.0 million, or 20.8 percent and 6.0 percent, respectively, on an annualized basis, during the fourth quarter of 2011. Commercial and industrial loans increased by $45.2 million at December 31, 2011 compared to September 30, 2011; however, most of the increase in this portfolio was due to a $37.0 million short-term loan to State Bancorp, Inc. (used to repurchase State’s Series A Preferred Stock from the Treasury), which was acquired by Valley effective January 1, 2012. The loan was subsequently eliminated as of the acquisition date. Total covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) decreased to $271.8 million, or 2.8 percent of our total loans, at December 31, 2011 as compared to $282.4 million at September 30, 2011 mainly due to normal payment activity. Excluding the loan to State Bancorp, our total loan portfolio grew by 6.8 percent on an annualized basis during the fourth quarter of 2011.

•

Net Interest Income and Margin: Net interest income decreased $3.6 million to $118.3 million for the quarter ended December 31, 2011 as compared to $121.9 million for the quarter ended September 30, 2011. On a tax equivalent basis, our net interest margin decreased 12 basis points to 3.74 percent in the fourth quarter of 2011 as compared to 3.86 percent for the third quarter of 2011, and was 11 basis points higher than the 3.63 percent net interest margin for the fourth quarter of 2010. The decreases in the net interest income and margin as compared to the linked third quarter of 2011 were mainly due to lower yields on taxable investments and loans. See the “Net Interest Income and Margin” section below for more details.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

•

Rate Reduction on Long-Term Borrowings: In November and December 2011, we modified the terms of $435 million in FHLB advances within our long-term borrowings. The modifications resulted in a reduction of the interest rate on these funds, an extension of their maturity dates to 10 years from the date of modification, and a conversion of the advances to non-callable for periods ranging from 3 to 4 years. We similarly modified the terms of an additional $150 million in FHLB advances during January 2012. After the modifications, the weighted average interest rate on these borrowings declined by 0.86 percent to 3.99 percent. There were no penalties or fees incurred in the modification transactions.

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Asset Quality: Total loans past due 30 days or more were 1.69 percent of the loan portfolio at December 31, 2011 compared to 1.73 percent at September 30, 2011. Total non-accrual loans were $124.3 million, or 1.27 percent of our entire loan portfolio of $9.8 billion, at December 31, 2011. The residential mortgage and home equity loan portfolios totaling over 23,000 individual loans had only 272 loans past due 30 days or more at December 31, 2011. At December 31, 2011, residential mortgage and home equity loans delinquent 30 days or more totaled $44.6 million, or 1.62 percent of the $2.8 billion in total loans within these categories. See “Credit Quality” section below for more details.

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Provision for Losses on Non-Covered Loans and Unfunded Letters of Credit: The provision for losses on non-covered loans and unfunded letters of credit was $11.9 million for the fourth quarter of 2011 as compared to $7.8 million for the third quarter of 2011 and $8.7 million for the fourth quarter of 2010. Net loan charge-offs on non-covered loans increased to $14.4 million for the fourth quarter of 2011 compared to $4.8 million for the third quarter of 2011 and $4.3 million for the fourth quarter of 2010. Two new impaired loan relationships contributed $6.5 million to the increase in net loan charge-offs during the fourth quarter of 2011 (See further detail under the “Credit Quality” section below). At December 31, 2011, our allowance for losses on non-covered loans and unfunded letters of credit totaled $122.7 million and was 1.29 percent of non-covered loans, as compared to 1.34 percent and 1.33 percent at September 30, 2011 and December 31, 2010, respectively.

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Provision for Losses on Covered Loans: We recorded a $3.4 million provision for losses on covered loans (i.e., loans subject to our loss-sharing agreements with the FDIC) during the fourth quarter of 2011 as compared to no provision for the third quarter of 2011 and $6.4 million in the fourth quarter of 2010. The provisions were recognized due to credit impairment caused by subsequent declines in the expected cash flows within certain pools of covered loans at the acquisition date and/or decreases in the additional cash flows expected to be collected due to changes in estimate after acquisition. The negative impact of the provisions was partially offset by the recognition in other non-interest income of the FDIC’s applicable portion of the impairment under the loss-sharing agreements. Loan charge-offs on covered loans (impaired subsequent to acquisition) were $2.5 million for the fourth quarter of 2011 as compared to $6.1 million for third quarter of 2011 and no charge-offs in the fourth quarter of 2010. Our allowance for losses on covered loans totaled $13.5 million at December 31, 2011 as compared to $12.6 million at September 30, 2011 and $6.4 million at December 31, 2010.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

•

Investments: We recognized $12.0 million in net gains on securities transactions during the fourth quarter of 2011 as compared to $7.0 million in net gains during the fourth quarter of 2010 as we continued to reduce our holdings of certain residential mortgage-backed securities issued by Freddie Mac and Fannie Mae with increased prepayment risk. Other-than-temporary impairment charges attributable to credit totaling $19.1 million ($11.7 million after taxes, or $0.07 per common share) were recognized in earnings during the fourth quarter of 2011 mainly related to trust preferred securities issued by one bank holding company. The issuer of the trust preferred securities has deferred interest payments on these securities since late 2009 as required by an operating agreement with its bank regulators. While the issuer has reported reasonably consistent financial performance in its recent regulatory filings, we have lengthened our estimate of the timeframe over which Valley could reasonably anticipate receiving the expected cash flows and, as a result, we concluded that the securities were other-than-temporarily impaired at December 31, 2011. The total impairment loss of $41.2 million on these securities consisted of $18.3 million attributable to credit and $22.9 million attributable to factors other than credit. After the credit impairment charges, the trust preferred securities had a combined adjusted amortized cost of $46.4 million and a fair value of $23.5 million at December 31, 2011. Subsequent to the impairment analysis, management no longer had a positive intent to hold these securities to their maturity due to the significant deterioration in the securities’ value caused by the credit of the issuer. Accordingly, we transferred the securities from held to maturity to the available for sale portfolio at December 31, 2011.

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Trading Mark to Market Impact on Earnings: Net income for the fourth quarter of 2011 included net trading losses of $839 thousand (less than $0.01 per common share) as compared to net trading losses of $2.1 million ($0.01 per common share) for the fourth quarter of 2010. Net trading losses mainly represent non-cash mark to market losses on our junior subordinated debentures carried at fair value.

•

Merger Expenses: We incurred approximately $2.3 million ($1.7 million after taxes, or $0.01 per common share) in merger expenses during the fourth quarter of 2011 related to our acquisition of State Bancorp, Inc., which was completed effective January 1, 2012. Professional and legal fees, salary and employee benefits expense, and other non-interest expense included $1.3 million, $640 thousand, and $290 thousand, respectively, of merger related expenses for the three months ended December 31, 2011.

•

Capital Strength: Our regulatory capital ratios continue to reflect Valley’s strong capital position. The Company’s total risk-based capital, Tier 1 capital, and leverage capital were 12.75 percent, 10.92 percent, and 8.07 percent, respectively, at December 31, 2011.

Gerald H. Lipkin, Chairman, President and CEO commented that, “With a few exceptions, we are pleased with Valley’s operating performance for the fourth quarter given the current environment. Most notable, we had solid loan growth in our commercial real estate loan portfolio during the quarter, combined with the continued residential mortgage loan growth reflective of our very successful

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

mortgage refinance program.” Mr. Lipkin added, “In January 2012, we completed our acquisition of State Bancorp, Inc. and its principal subsidiary, State Bank of Long Island with approximately $1.6 billion in assets. We are very excited about the benefits that are expected from integrating the two companies. Our expansion into this attractive area of the Long Island market should provide many additional lending, retail, and wealth management service opportunities to further strengthen our New York Metropolitan operations in 2012. Given the expected synergies from the acquisition, strengthening commercial loan demand, and the recent signs of a steadily improving economy, we are optimistic about the year ahead and our ability to grow the Valley Brand to further benefit our shareholders.”

State Bank of Long Island, a commercial bank with 16 branches located in Nassau, Suffolk, Queens and Manhattan, was merged into Valley National Bank. Full systems integration is expected to be completed during the latter half of the first quarter of 2012 and is anticipated to be a relatively seamless transition for all former State Bank customers.

Net Interest Income and Margin

Net interest income on a tax equivalent basis was $120.1 million for the fourth quarter of 2011, a $3.6 million decrease from the third quarter of 2011 and an increase of $5.6 million from the fourth quarter of 2010. The linked quarter decrease was mainly driven by lower yields on average taxable investments and loans, as well as a $130.2 million decline in average taxable investment balances for the fourth quarter of 2011. Average taxable investment balances declined due to normal repayment activity on higher yielding securities and lower reinvestment in new securities. Alternatively, we used the security repayments to fund higher yielding loan growth and maintained additional excess balances in overnight interest bearing deposits with correspondent banks. Interest income on loans declined during the fourth quarter mainly due to lower rates on refinanced loans and a decrease in loan prepayment fees and interest recoveries on non-accrual loans.

The net interest margin on a tax equivalent basis was 3.74 percent for the fourth quarter of 2011, a decrease of 12 basis points from 3.86 percent in the linked third quarter of 2011, and an 11 basis point increase from 3.63 percent for the quarter ended December 31, 2010. The yield on average interest earning assets decreased by 17 basis points on a linked quarter basis mainly as a result of lower yields on both average taxable investments and loans caused by the activity described above. The cost of average interest bearing liabilities declined three basis points from the third quarter of 2011 mainly due to a $197.3 million decline in average time deposits caused principally by maturing deposits that were not renewed by customers due to lower rates offered on most of our certificates of deposit products. The maturing deposits contributed to a seven basis point decrease in the cost of the average time deposits during the fourth quarter of 2011. Our cost of total deposits was 0.66 percent for the fourth quarter of 2011 compared to 0.71 percent for the three months ended September 30, 2011.

We believe our margin may continue to face the risk of compression into the foreseeable future due to the current low level of interest rates on most interest earning asset alternatives. However, we continue to tightly manage our balance sheet and our cost of funds to optimize our returns. During the fourth quarter of 2011, we continued to reduce the interest rates on many of our deposit products, including time deposits, and lower the interest rates paid on certain modified long-term FHLB borrowings. We have yet to fully realize the benefits of these recent reductions. We believe these actions and other asset/liability strategies will partially temper the negative impact of the current interest rate environment.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

Credit Quality

Total loan delinquencies as a percentage of total loans were 1.69 percent at December 31, 2011 as compared to 1.73 percent at September 30, 2011 and 1.77 percent at December 31, 2010. With a non-covered loan portfolio totaling $9.5 billion, net loan charge-offs on non-covered loans for the fourth quarter of 2011 totaled $14.4 million as compared to $4.8 million for the third quarter of 2011 and $4.3 million for the fourth quarter of 2010. Charge-offs on loans in our impaired covered loan pools totaled $2.5 million and $6.1 million for the fourth and third quarters of 2011, respectively, and are substantially covered by loss-sharing agreements with the FDIC.

The following table summarizes the allocation of the allowance for credit losses to specific loan categories and the allocation as a percentage of each loan category at December 31, 2011, September 30, 2011 and December 31, 2010:

	December 31, 2011		September 30, 2011		December 31, 2010
	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category	Allowance Allocation	Allocation as a % of Loan Category
Loan Category:
Commercial and Industrial loans*	$65,076	3.46%	$62,717	3.44%	$58,229	3.19%

Commercial real estate loans:
Commercial real estate	19,222	0.54%	20,079	0.58%	15,755	0.47%
Construction	12,905	3.14%	14,614	3.53%	14,162	3.31%

Total commercial real estate loans	32,127	0.81%	34,693	0.89%	29,917	0.79%

Residential mortgage loans	9,058	0.40%	10,158	0.47%	9,128	0.47%

Consumer loans:
Home equity	2,214	0.47%	2,794	0.58%	2,345	0.46%
Auto and other consumer	6,463	0.71%	7,297	0.79%	12,154	1.29%

Total consumer loans	8,677	0.63%	10,091	0.72%	14,499	1.00%
Covered loans	13,528	4.98%	12,587	4.08%	6,378	1.79%
Unallocated	7,719	NA	7,455	NA	8,353	NA

Allowance for credit losses	$136,185	1.39%	$137,701	1.44%	$126,504	1.35%

*	Includes the reserve for unfunded letters of credit.

Total non-performing assets (“NPAs”), consisting of non-accrual loans, other real estate owned (OREO), other repossessed assets and non-accrual debt securities, totaled $167.4 million at December 31, 2011 compared to $122.6 million at September 30, 2011. The $44.8 million increase in NPAs from September 30, 2011was mainly due to non-accrual debt securities (consisting of other-than-temporarily impaired trust preferred securities classified as available for sale) totaling $27.2 million and three additional non-accrual loan relationships (one included in each of the commercial and industrial, commercial real estate, and construction loan categories) totaling $22.5 million. Two of the additional non-accrual loan relationships were also responsible for $6.5 million of the $14.4 million in total net loan charge-offs recognized during the fourth quarter of 2011 due to partial charge-offs resulting from valuation of their collateral at December 31, 2011.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

Non-accrual loans increased $16.6 million to $124.3 million at December 31, 2011 as compared to $107.7 million at September 30, 2011 mainly due to the aforementioned additional loan relationships classified as non-accrual loans. Although the timing of collection is uncertain, management believes that most of the non-accrual loans are well secured and largely collectible based on, in part, our quarterly review of impaired loans. Our impaired loans, mainly consisting of non-accrual and troubled debt restructured commercial and commercial real estate loans, totaled $184.1 million at December 31, 2011 and had $23.2 million in related specific reserves included in our total allowance for loan losses. OREO (which consists of 17 commercial and residential properties) and other repossessed assets, excluding OREO subject to loss-sharing agreements with the FDIC, totaled a combined $16.0 million at December 31, 2011 as compared to $14.9 million at September 30, 2011.

Loans past due 90 days or more and still accruing increased $164 thousand to $4.0 million, or 0.04 percent of total loans at December 31, 2011 compared to $3.9 million, or 0.04 percent at September 30, 2011 primarily due to a modest increase in commercial and industrial loans within this delinquency category.

Loans past due 30 to 89 days decreased $16.5 million to $37.6 million at December 31, 2011 compared to September 30, 2011 partly due to the migration of a $7.3 million commercial real estate loan to non-accrual status (reported as a potential problem loan last quarter), as well as improved performance of commercial and industrial and residential mortgage loans within this delinquency category.

Troubled debt restructured loans (“TDRs”) represent loan modifications for customers experiencing financial difficulties where a concession has been granted. Performing TDRs (i.e., TDRs not reported as loans 90 days or more past due and still accruing or as non-accrual loans) totaled $101.0 million at December 31, 2011 and consisted of 60 loans (primarily in the commercial and industrial loan and commercial real estate portfolios) as compared to 58 loans totaling $103.7 million at September 30, 2011. On an aggregate basis, the $101.0 million in performing TDRs at December 31, 2011 had a modified weighted average interest rate of approximately 4.93 percent as compared to a pre-modification weighted average interest rate of 6.11 percent.

Loans and Deposits

Total loans increased by $199.6 million to $9.8 billion at December 31, 2011 as compared to September 30, 2011. See discussion below for a complete analysis of the change in mix between each loan category.

Non-Covered Loans. Non-covered loans are loans not subject to loss-sharing agreements with the FDIC. Non-covered loans increased $210.1 million to approximately $9.5 billion at December 31, 2011 from September 30, 2011. The linked quarter increase was mainly comprised of increases in residential mortgage, commercial real estate (including construction) and commercial and industrial loans of $113.0 million, $59.0 million and $45.2 million, respectively, partially offset by a decrease of $13.0 million in automobile loans. Residential mortgage loans increased due to the continued success

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

of our $499 refinance program and the current low level of market interest rates. During the fourth quarter of 2011, we originated over $380 million in new and refinanced residential mortgage loans and retained approximately 79 percent of these loans in our loan portfolio at December 31, 2011. Commercial real estate loans continued to increase quarter over quarter due to our stronger business emphasis on co-op and multifamily loan lending in our primary markets during 2011, as well as a slight increase in new loan demand mainly from our current borrowers. Commercial and industrial loans increased largely due to a $37.0 million short-term loan to State Bancorp. The funds were used by State Bancorp to repurchase all of its Series A Preferred Stock issued under the Treasury’s Capital Purchase Program prior to being acquired by Valley effective January 1, 2012. Exclusive of the merger related loan, soft loan demand coupled with strong competition for quality credits continued to challenge our ability to achieve significant loan growth in this category during the quarter. Automobile loan balances have continued to decline due to several factors, including our high credit standards, acceptable loan to collateral value levels, and high unemployment levels. Additionally, in an attempt to build market share, some large competitors continue to offer rates and terms that we have elected not to match. These factors may continue to constrain the levels of our auto loan originations during the first quarter of 2012 and the foreseeable future.

Covered Loans. Loans for which Valley National Bank will share losses with the FDIC are referred to as “covered loans,” and consist of loans acquired from LibertyPointe Bank and The Park Avenue Bank as a part of FDIC-assisted transactions during the first quarter of 2010. Our covered loans consist primarily of commercial real estate loans and commercial and industrial loans and totaled $271.8 million at December 31, 2011 as compared to $282.4 million at September 30, 2011. These loans are accounted for on a pool basis. For loan pools with better than originally expected cash flows, the forecasted increase is recorded as a prospective adjustment to our interest income on loans over future periods. Additionally, on a prospective basis, we reduce the FDIC loss-share receivable by the guaranteed portion of the additional cash flows expected to be received from borrowers on those loan pools. During the fourth and third quarters of 2011, we reduced our FDIC loss-share receivable by $2.4 million and $2.9 million, respectively, due to the prospective recognition of the effect of additional cash flows from pooled loans with a corresponding reduction in non-interest income for the periods.

Deposits. Total deposits increased $52.8 million to approximately $9.7 billion at December 31, 2011 from September 30, 2011. Non-interest bearing deposits increased $168.5 million to $2.8 billion during the fourth quarter mainly due to general increases in commercial and retail deposits caused by seasonal business activity and the low level of interest rates on alternative investment and savings products. Savings, NOW and money market deposits increased $77.5 million to $4.4 billion at December 31, 2011 as compared to September 30, 2011 partly due to the low level of interest rates on time deposits and the migration of some maturing certificate of deposits to these account types. However, time deposits declined $193.2 million to $2.5 billion at December 31, 2011 primarily due to lower interest rates offered on most of our certificate of deposit products.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

Non-Interest Income

Fourth quarter of 2011 compared with fourth quarter of 2010

Non-interest income for the fourth quarter of 2011 decreased $22.0 million to $13.8 million as compared to $35.8 million for the same period of 2010 primarily due to a $19.1 million increase in other-than-temporary impairment charges. The impairment charges recognized in earnings during the fourth quarter of 2011 mainly related to trust preferred securities issued by one bank holding company, as previously discussed, but also included a charge for one private label mortgage-backed security found to be other-than-temporarily impaired at December 31, 2011. Gains on sales of loans decreased $4.9 million to $2.6 million for the fourth quarter of 2011 as compared to the fourth quarter of 2010 mainly due to lower sales volumes of our new and refinanced residential mortgage loan originations and a $3.9 million gain recognized in the fourth quarter of 2010 on the sale of $83 million in conforming residential mortgage loans transferred to loans held for sale. Non-interest income recognized due to changes in the FDIC loss-share receivable also declined $4.9 million as compared to the fourth quarter of 2010 largely due to a lower level of additional estimated credit losses on covered loans at December 31, 2011 as compared to one year ago. However, net gains on securities transactions increased $5.1 million as compared to the 2010 period due to an increase in the amount of residential mortgage-backed securities sold in the fourth quarter of 2011. Additionally, insurance commissions increased by $1.2 million and net trading losses declined by $1.2 million as compared to the three months ended December 31, 2010.

Fourth quarter of 2011 compared with third quarter of 2011

Non-interest income for the fourth quarter of 2011 decreased $6.4 million from $20.2 million for the quarter ended September 30, 2011 mainly due to the aforementioned $19.1 million in other-than-temporary impairment charges recognized during the fourth quarter. Net trading losses increased $1.6 million primarily due to non-cash mark to market losses in the fourth quarter on our trust preferred debentures carried at fair value. Partially offsetting the negative impact of these items, net gains on securities transactions increased $11.2 million from $863 thousand during the third quarter of 2011 to $12.0 million in the fourth quarter. Non-interest income recognized due to the change in the FDIC loss-share receivable increased $3.0 million as compared to the third quarter of 2011 largely due to additional estimated credit losses on covered loans at December 31, 2011 as compared to September 30, 2011.

Non-Interest Expense

Fourth quarter of 2011 compared with fourth quarter of 2010

Non-interest expense increased $4.0 million to $84.4 million for the three months ended December 31, 2011 from $80.4 million for the same period of 2010. Professional and legal fees increased $1.9 million to $4.9 million for the three months ended December 31, 2011 primarily due to increased fees related to our acquisition of State Bancorp on January 1, 2012, assets acquired in the FDIC-assisted transactions and other general corporate matters. Net occupancy and equipment expense increased $1.6 million to $16.1 million for the fourth quarter of 2011 mainly due to general increases in real estate taxes, repairs and maintenance, and depreciation expense. Amortization of other intangible assets increased $1.2 million to $2.2 million during the fourth quarter of 2011 mainly due to a $945 thousand recovery of impairment charges on certain loan servicing rights in the fourth quarter of 2010 as compared to $27 thousand in impairment charges recognized during the fourth quarter of 2011. Other non-interest expense also increased $964 thousand to $13.2 million for the three months ended

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

December 31, 2011 partly due to merger related expenses as well as OREO and other expenses related to assets acquired in FDIC-assisted transactions. Partially offsetting these increases, salary and employee benefits expense decreased $2.4 million to $42.9 million for the three months ended December 31, 2011 mainly due to lower cash incentive accruals during the 2011 period.

Fourth quarter of 2011 compared with third quarter of 2011

Non-interest expense decreased by $925 thousand from $85.3 million for the linked quarter ended September 30, 2011. Salary and employee benefits expense decreased $2.2 million from $45.1 million for the third quarter of 2011 mainly due to lower cash incentive accruals during the fourth quarter of 2011. Amortization of other intangible assets decreased approximately $1.1 million mainly due to our recognition of a $1.6 million impairment charge on certain loan servicing rights during the third quarter of 2011 as compared to a $27 thousand impairment charge during the fourth quarter of 2011. Professional and legal fees increased $1.2 million from $3.7 million for the three months ended September 30, 2011 primarily due to $1.3 million in fees recognized during the fourth quarter related to our acquisition of State Bancorp. Other non-interest expense also increased $851 thousand from $12.3 million for the three months ended September 30, 2011 partly due to merger related expenses and expenses related to assets acquired in FDIC-assisted transactions.

Income Tax Expense

Income tax expense was $7.5 million for the three months ended December 31, 2011, reflecting an effective tax rate of 23.3 percent compared to $15.3 million for the same period of 2010, reflecting an effective tax rate of 28.6 percent. The 5.3 percent decrease in the effective tax rate as compared to the fourth quarter of 2010 was largely due to our lower pre-tax book income caused, in part, by other-than-temporary impairment charges, and our increased investment in additional tax credits during 2011.

Income tax expense was $63.5 million for the year ended December 31, 2011, reflecting an effective tax rate of 32.2 percent compared to $55.8 million for 2010, reflecting an effective tax rate of 29.8 percent. The effective tax rate increased by 2.4 percent as compared to 2010 largely due to a one-time tax provision of $8.5 million related to a change in tax law during 2011, partially offset by our increased investment in additional tax credits during 2011.

For the first quarter of 2012, we anticipate that our effective tax rate will approximate 32 percent.

About Valley

Valley is a regional bank holding company headquartered in Wayne, New Jersey with nearly $16 billion in assets after the acquisition of State Bancorp. Its principal subsidiary, Valley National Bank, currently operates 211 branches in 147 communities serving 16 counties throughout northern and central New Jersey, Manhattan and Long Island. Valley National Bank is one of the largest commercial banks headquartered in New Jersey and is committed to providing the most convenient service, the latest in product innovations and an experienced and knowledgeable staff with a high priority on friendly customer service 24 hours a day, 7 days a week. For more information about Valley National Bank and its products and services, please visit www.valleynationalbank.com or call Customer Service 24/7 at 800-522-4100.

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

Forward Looking Statements

The foregoing contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements are not historical facts and include expressions about management’s confidence and strategies and management’s expectations about new and existing programs and products, acquisitions, relationships, opportunities, taxation, technology, market conditions and economic expectations. These statements may be identified by such forward-looking terminology as “should,” “expect,” “believe,” “view,” “opportunity,” “allow,” “continues,” “reflects,” “typically,” “usually,” “anticipate,” or similar statements or variations of such terms. Such forward-looking statements involve certain risks and uncertainties. Actual results may differ materially from such forward-looking statements. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include, but are not limited to:

•	A severe decline in the general economic conditions of New Jersey and the New York Metropolitan area;

•	declines in value in our investment portfolio, including additional other-than-temporary impairment charges on our investment securities;

•	higher than expected increases in our allowance for loan losses;

•	higher than expected increases in loan losses or in the level of nonperforming loans;

•	unexpected changes in interest rates;

•	higher than expected tax rates, including increases resulting from changes in tax laws, regulations and case law;

•	a continued or unexpected decline in real estate values within our market areas;

•	charges against earnings related to the change in fair value of our junior subordinated debentures;

•	higher than expected FDIC insurance assessments;

•	the failure of other financial institutions with whom we have trading, clearing, counterparty and other financial relationships;

•	lack of liquidity to fund our various cash obligations;

•	unanticipated reduction in our deposit base;

•	potential acquisitions that may disrupt our business;

•	government intervention in the U.S. financial system and the effects of and changes in trade and monetary and fiscal policies and laws, including the interest rate policies of the Federal Reserve;

•

legislative and regulatory actions (including the impact of the Dodd-Frank Wall Street Reform and Consumer Protection Act and related regulations) subject us to additional regulatory oversight which may result in increased compliance costs and/or require us to change our business model;

•	changes in accounting policies or accounting standards;

•	our inability to promptly adapt to technological changes;

•	our internal controls and procedures may not be adequate to prevent losses;

•	claims and litigation pertaining to fiduciary responsibility, environmental laws and other matters;

•	the inability to realize expected cost savings and revenue synergies from the merger of State Bancorp with Valley in the amounts or in the timeframe anticipated;

Valley National Bancorp (NYSE: VLY)

2012 Fourth Quarter Earnings

January 26, 2012

•	costs or difficulties relating to the integration of State Bancorp’s systems might be greater than expected;

•	inability to retain State Bancorp’s customers and employees;

•	lower than expected cash flows from covered loan pools acquired in FDIC-assisted transactions; and

•	other unexpected material adverse changes in our operations or earnings.

A detailed discussion of factors that could affect our results is included in our SEC filings, including the “Risk Factors” section of our Annual Report on Form 10-K for the year ended December 31, 2010 and our Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2011.

We undertake no duty to update any forward-looking statement to conform the statement to actual results or changes in our expectations. Although we believe that the expectations reflected in the forward-looking statements are reasonable, we cannot guarantee future results, levels of activity, performance or achievements.

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-Tables to Follow-

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

SELECTED FINANCIAL DATA

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2011	2011	2010	2011	2010
FINANCIAL DATA:
Net interest income	$118,314	$121,935	$113,141	$474,811	$462,752
Net interest income - FTE (4)	120,055	123,611	114,478	480,888	468,342
Non-interest income (2)	13,772	20,203	35,846	112,297	91,327
Non-interest expense	84,377	85,302	80,408	336,588	317,682
Income tax expense	7,528	13,696	15,322	63,532	55,771
Net income	24,817	35,357	38,158	133,653	131,170
Weighted average number of common shares outstanding: (5)
Basic	170,185,439	170,007,399	169,426,058	169,928,460	169,112,901
Diluted	170,185,880	170,007,983	169,428,992	169,929,590	169,121,584
Per common share data: (5)
Basic earnings	$0.15	$0.21	$0.23	$0.79	$0.78
Diluted earnings	0.15	0.21	0.23	0.79	0.78
Cash dividends declared	0.17	0.17	0.17	0.69	0.69
Book value	7.44	7.69	7.64	7.44	7.64
Tangible book value (1)	5.45	5.69	5.61	5.45	5.61
Tangible common equity to tangible assets (1)	6.67%	6.96%	6.90%	6.67%	6.90%
Closing stock price - high	$12.69	$14.09	$13.73	$14.20	$15.19
Closing stock price - low	10.14	9.89	12.01	9.89	11.83

CORE ADJUSTED FINANCIAL DATA: (1)
Net income, as adjusted	$36,508	$35,357	$38,158	$145,861	$134,075
Basic earnings per share, as adjusted	0.21	0.21	0.23	0.86	0.79
Diluted earnings per share, as adjusted	0.21	0.21	0.23	0.86	0.79

FINANCIAL RATIOS:					`
Net interest margin	3.68%	3.80%	3.59%	3.71%	3.65%
Net interest margin - FTE (4)	3.74	3.86	3.63	3.75	3.69
Annualized return on average assets	0.69	0.99	1.08	0.94	0.93
Annualized return on average shareholders’ equity	7.57	10.74	11.85	10.20	10.32
Annualized return on average tangible shareholders’ equity (1)	10.21	14.52	16.06	13.80	13.97
Efficiency ratio (6)	63.88	60.01	53.97	57.33	57.34

CORE ADJUSTED FINANCIAL RATIOS: (1)
Annualized return on average assets, as adjusted	1.02%	0.99%	1.08%	1.02%	0.95%
Annualized return on average shareholders’ equity as adjusted	11.13	10.74	11.85	11.13	10.55
Annualized return on average tangible shareholders’ equity, as adjusted	15.02	14.52	16.06	15.06	14.28
Efficiency ratio, as adjusted	55.79	60.01	53.97	55.44	56.86

AVERAGE BALANCE SHEET ITEMS:
Assets	$14,306,673	$14,283,783	$14,099,979	$14,270,289	$14,119,230
Interest earning assets	12,845,931	12,821,312	12,621,007	12,814,236	12,679,756
Loans	9,710,251	9,642,366	9,458,332	9,608,480	9,474,994
Interest bearing liabilities	10,145,279	10,295,144	10,217,104	10,284,332	10,363,969
Deposits	9,835,527	9,788,550	9,421,254	9,738,592	9,497,664
Shareholders’ equity	1,311,498	1,316,733	1,288,140	1,310,939	1,270,778

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	December 31,
($ in thousands)	2011	2011	2010
BALANCE SHEET ITEMS:
Assets	$14,244,507	$14,231,155	$14,143,826
Total loans	9,799,641	9,600,087	9,365,795
Non-covered loans	9,527,797	9,317,691	9,009,140
Deposits	9,673,102	9,620,339	9,363,614
Shareholders’ equity	1,266,248	1,307,102	1,295,205

CAPITAL RATIOS:
Tier 1 leverage ratio	8.07%	8.10%	8.31%
Risk-based capital - Tier 1	10.92	10.82	10.94
Risk-based capital - Total Capital	12.75	12.65	12.91

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands)	2011	2011	2010	2011	2010
ALLOWANCE FOR CREDIT LOSSES:
Beginning balance - Allowance for credit losses	$137,701	$140,893	$115,715	$126,504	$103,655
Loans charged-off: (3)
Commercial and industrial	(10,204)	(9,297)	(1,593)	(29,229)	(15,475)
Commercial real estate	(1,132)	(719)	(100)	(6,305)	(1,823)
Construction	(3,533)	(520)	(1,314)	(4,053)	(1,738)
Residential mortgage	(1,727)	(269)	(730)	(3,222)	(3,741)
Consumer	(1,542)	(1,251)	(2,009)	(5,906)	(10,882)

Total loans charged-off	(18,138)	(12,056)	(5,746)	(48,715)	(33,659)

Charged-off loans recovered:
Commercial and industrial	617	559	804	2,365	4,121
Commercial real estate	106	2	17	134	156
Construction	—	—	—	197	—
Residential mortgage	23	16	17	129	97
Consumer	512	504	598	2,236	2,678

Total loans recovered	1,258	1,081	1,436	5,061	7,052

Net charge-offs	(16,880)	(10,975)	(4,310)	(43,654)	(26,607)
Provision charged for credit losses	15,364	7,783	15,099	53,335	49,456

Ending balance - Allowance for credit losses	$136,185	$137,701	$126,504	$136,185	$126,504

Components of allowance for credit losses:
Allowance for non-covered loans	$120,274	$122,775	$118,326	$120,274	$118,326
Allowance for covered loans	13,528	12,587	6,378	13,528	6,378

Allowance for loan losses	133,802	135,362	124,704	133,802	124,704
Allowance for unfunded letters of credit	2,383	2,339	1,800	2,383	1,800

Allowance for credit losses	$136,185	$137,701	$126,504	$136,185	$126,504

Components of provision for credit losses:
Provision for losses on non-covered loans	$11,904	$7,711	$8,850	$31,242	$42,943
Provision for losses on covered loans	3,416	—	6,378	21,510	6,378
Provision for unfunded letters of credit	44	72	(129)	583	135

Provision for credit losses	$15,364	$7,783	$15,099	$53,335	$49,456

Annualized ratio of net charge-offs of non-covered loans to average loans	0.59%	0.20%	0.18%	0.30%	0.28%
Annualized ratio of total net charge-offs to average loans	0.70	0.46	0.18	0.45	0.28
Allowance for non-covered loan losses as a % of non-covered loans	1.26	1.32	1.31	1.26	1.31
Allowance for credit losses as a % of total loans	1.39	1.43	1.35	1.39	1.35

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

	As Of
	December 31,	September 30,	December 31,
($ in thousands)	2011	2011	2010
ASSET QUALITY (NON-COVERED ASSETS): (7)
Accruing past due loans:
30 to 89 days past due:
Commercial and industrial	$4,347	$9,866	$13,852
Commercial real estate	13,115	22,220	14,563
Construction	2,652	—	2,804
Residential mortgage	8,496	12,556	12,682
Consumer	8,975	9,456	14,638

Total 30 to 89 days past due	37,585	54,098	58,539
90 or more days past due:
Commercial and industrial	657	164	12
Commercial real estate	422	268	—
Construction	1,823	2,216	196
Residential mortgage	763	721	1,556
Consumer	351	483	723

Total 90 or more days past due	4,016	3,852	2,487

Total accruing past due loans	$41,601	$57,950	$61,026

Non-accrual loans:
Commercial and industrial	$26,648	$16,737	$13,721
Commercial real estate	42,186	41,453	32,981
Construction	19,874	14,449	27,312
Residential mortgage	31,646	31,401	28,494
Consumer	3,910	3,645	2,547

Total non-accrual loans	124,264	107,685	105,055
Other real estate owned (8)	15,227	14,091	10,498
Other repossessed assets	796	822	1,707
Non-accrual debt securities (9)	27,151	—	—

Total non-performing assets (“NPAs”)	$167,438	$122,598	$117,260

Performing troubled debt restructured loans	$100,992	$103,690	$89,696
Total non-accrual loans as a % of loans	1.27%	1.12%	1.12%
Total accruing past due and non-accrual loans as a % of loans	1.69	1.73	1.77
Allowance for losses on non-covered loans as a % of non-accrual loans	96.79	114.01	112.63

NOTES TO SELECTED FINANCIAL DATA

(1)

This press release contains certain supplemental financial information, described in Notes (1) - (4), which has been determined by methods other than U.S. Generally Accepted Accounting Principles (“GAAP”) that management uses in its analysis of Valley’s performance. Management believes these non-GAAP financial measures provide information useful to investors in understanding Valley’s financial results. Specifically, Valley provides measures based on what it believes are its operating earnings on a consistent basis and excludes non-core operating items which affect the GAAP reporting of results of operations. Management utilizes these measures for internal planning and forecasting purposes. Management believes that Valley’s presentation and discussion, together with the accompanying reconciliations, provides a complete understanding of factors and trends affecting Valley’s business and allows investors to view performance in a manner similar to management. These non-GAAP measures should not be considered a substitute for GAAP basis measures and results and Valley strongly encourages investors to review its consolidated financial statements in their entirety and not to rely on any single financial measure. Because non-GAAP financial measures are not standardized, it may not be possible to compare these financial measures with other companies’ non-GAAP financial measures having the same or similar names.

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2011	2011	2010	2011	2010
Tangible book value per common share:
Common shares outstanding	170,174,314	170,025,364	169,533,626	170,174,314	169,533,626

Shareholders’ equity	$1,266,248	$1,307,102	$1,295,205	$1,266,248	$1,295,205
Less: Goodwill and other intangible assets	(338,780)	(339,850)	(343,541)	(338,780)	(343,541)

Tangible shareholders’ equity	$927,468	$967,252	$951,664	$927,468	$951,664
Tangible book value	$5.45	$5.69	$5.61	$5.45	$5.61

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
($ in thousands, except for share data)	2011	2011	2010	2011	2010
Annualized return on average tangible equity:
Net income	$24,817	$35,357	$38,158	$133,653	$131,170

Average shareholders’ equity	1,311,498	1,316,733	1,288,140	1,310,939	1,270,778
Less: Average goodwill and other intangible assets	(339,528)	(342,506)	(337,662)	(342,122)	(331,667)

Average tangible shareholders’ equity	$971,970	$974,227	$950,478	$968,817	$939,111
Annualized return on average tangible shareholders’ equity	10.21%	14.52%	16.06%	13.80%	13.97%
Adjusted net income available to common stockholders:
Net income, as reported	$24,817	$35,357	$38,158	$133,653	$131,170
Net impairment losses on securities recognized in earnings (net of tax)	11,691	—	—	12,208	2,905

Net income, as adjusted	36,508	35,357	38,158	145,861	134,075
Adjusted per common share data:
Net income, as adjusted	$36,508	$35,357	$38,158	$145,861	$134,075
Average number of basic shares outstanding	170,185,439	170,007,399	169,426,058	169,928,460	169,112,901
Basic earnings, as adjusted	$0.21	$0.21	$0.23	$0.86	$0.79
Average number of diluted shares outstanding	170,185,880	170,007,983	169,428,992	169,929,590	169,121,584
Diluted earnings, as adjusted	$0.21	$0.21	$0.23	$0.86	$0.79
Adjusted annualized return on average assets:
Net income, as adjusted	$36,508	$35,357	$38,158	$145,861	$134,075
Average assets	14,306,673	14,283,783	14,099,979	14,270,289	14,119,230
Annualized return on average assets, as adjusted	1.02%	0.99%	1.08%	1.02%	0.95%
Adjusted annualized return on average shareholders’ equity:
Net income, as adjusted	$36,508	$35,357	$38,158	$145,861	$134,075
Average shareholders’ equity	1,311,498	1,316,733	1,288,140	1,310,939	1,270,778
Annualized return on average shareholders’ equity, as adjusted	11.13%	10.74%	11.85%	11.13%	10.55%
Adjusted annualized return on average tangible shareholders’ equity:
Net income, as adjusted	$36,508	$35,357	$38,158	$145,861	$134,075
Average tangible shareholders’ equity	971,970	974,227	950,478	968,817	939,111
Annualized return on average tangible shareholders’ equity, as adjusted	15.02%	14.52%	16.06%	15.06%	14.28%
Adjusted efficiency ratio:
Non-interest expense	$84,377	$85,302	$80,408	$336,588	$317,682

Net interest income	118,314	121,935	113,141	474,811	462,752
Non-interest income	13,772	20,203	35,846	112,297	91,327
Add: Net impairment losses on securities recognized in earnings	19,143	—	—	19,968	4,642

Gross operating income, as adjusted	$151,229	$142,138	$148,987	$607,076	$558,721
Efficiency ratio, as adjusted	55.79%	60.01%	53.97%	55.44%	56.86%
Tangible common equity to tangible assets:
Tangible shareholders’ equity	$927,468	$967,252	$951,664	$927,468	$951,664

Total assets	14,244,507	14,231,155	14,143,826	14,244,507	14,143,826
Less: Goodwill and other intangible assets	(338,780)	(339,850)	(343,541)	(338,780)	(343,541)

Tangible assets	$13,905,727	$13,891,305	$13,800,285	$13,905,727	$13,800,285
Tangible common equity to tangible assets	6.67%	6.96%	6.90%	6.67%	6.90%

VALLEY NATIONAL BANCORP

CONSOLIDATED FINANCIAL HIGHLIGHTS

NOTES TO SELECTED FINANCIAL DATA - CONTINUED

	Three Months Ended			Years Ended
	December 31,	September 30,	December 31,	December 31,
	2011	2011	2010	2011	2010
(2) Non-interest income includes net trading (losses) gains:
Trading securities	$492	$136	$(194)	$1,015	$(1,056)
Junior subordinated debentures	(1,331)	640	(1,884)	1,256	(5,841)

Total trading (losses) gains, net	$(839)	$776	$(2,078)	$2,271	$(6,897)

(3) Total loans charged-off includes the following covered loan charge-offs:
Commercial and industrial	$(2,476)	$(6,131)	$—	$(14,212)	$—
Commercial real estate	—	—	—	(38)	—
Residential mortgage	—	—	—	(110)	—

Total covered loans charged-off	$(2,476)	$(6,131)	$—	$(14,360)	$—

(4)

Net interest income and net interest margin are presented on a tax equivalent basis using a 35 percent federal tax rate. Valley believes that this presentation provides comparability of net interest income and net interest margin arising from both taxable and tax-exempt sources and is consistent with industry practice and SEC rules.

(5)	Share data reflects the five percent common stock dividend issued on May 20, 2011.
(6)	The efficiency ratio measures Valley’s total non-interest expense as a percentage of net interest income plus total non-interest income.
(7)	Past due loans and non-accrual loans excludes loans that were acquired as part of the Liberty Pointe Bank and The Park Avenue Bank transactions. These loans are accounted for on a pool basis.
(8)

Excludes OREO properties related to the LibertyPointe Bank and The Park Avenue Bank FDIC-assisted transactions totaling $6.4 million, $6.2 million, and $7.8 million at December 31, 2011, September 30, 2011, and December 31, 2010, respectively. These assets are covered by the loss-sharing agreements with the FDIC.

(9)

Includes other-than-temporarily impaired trust preferred securities classified as available for sale, which are presented at carrying value (net of unrealized losses totaling $24.5 million) at December 31, 2011.

SHAREHOLDER RELATIONS

Requests for copies of reports and/or other inquiries should be directed to Dianne Grenz, Director of Shareholder and Public Relations, Valley National Bancorp, 1455 Valley Road, Wayne, New Jersey, 07470, by telephone at (973) 305-3380, by fax at (973) 696-2044 or by e-mail at dgrenz@valleynationalbank.com.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF FINANCIAL CONDITION (Unaudited)

(in thousands, except for share data)

	December 31,
	2011	2010
Assets
Cash and due from banks	$372,566	$302,629
Interest bearing deposits with banks	6,483	63,657
Investment securities:
Held to maturity, fair value of $2,027,197 at December 31, 2011 and $1,898,872 at December 31, 2010	1,958,916	1,923,993
Available for sale	566,520	1,035,282
Trading securities	21,938	31,894

Total investment securities	2,547,374	2,991,169

Loans held for sale, at fair value	25,169	58,958

Non-covered loans	9,527,797	9,009,140
Covered loans	271,844	356,655
Less: Allowance for loan losses	(133,802)	(124,704)

Net loans	9,665,839	9,241,091

Premises and equipment, net	265,475	265,570
Bank owned life insurance	303,867	304,956
Accrued interest receivable	52,527	59,126
Due from customers on acceptances outstanding	5,903	6,028
FDIC loss-share receivable	74,390	89,359
Goodwill	317,962	317,891
Other intangible assets, net	20,818	25,650
Other assets	586,134	417,742

Total Assets	$14,244,507	$14,143,826

Liabilities
Deposits:
Non-interest bearing	$2,781,597	$2,524,299
Interest bearing:
Savings, NOW and money market	4,390,121	4,106,464
Time	2,501,384	2,732,851

Total deposits	9,673,102	9,363,614

Short-term borrowings	212,849	192,318
Long-term borrowings	2,726,099	2,933,858
Junior subordinated debentures issued to capital trusts (includes fair value of $160,478 at December 31, 2011 and $161,734 at December 31, 2010 for VNB Capital Trust I)	185,598	186,922
Bank acceptances outstanding	5,903	6,028
Accrued expenses and other liabilities	174,708	165,881

Total Liabilities	12,978,259	12,848,621

Shareholders’ Equity*
Preferred stock, no par value, authorized 30,000,000 shares; none issued	—	—
Common stock, no par value, authorized 220,974,508 shares; issued 170,209,090 shares at December 31, 2011 and 170,131,085 shares at December 31, 2010	59,955	57,041
Surplus	1,179,135	1,178,325
Retained earnings	90,011	79,803
Accumulated other comprehensive loss	(62,441)	(5,719)
Treasury stock, at cost (34,776 common shares at December 31, 2011 and 597,459 common shares at December 31, 2010)	(412)	(14,245)

Total Shareholders’ Equity	1,266,248	1,295,205

Total Liabilities and Shareholders’ Equity	$14,244,507	$14,143,826

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

VALLEY NATIONAL BANCORP

CONSOLIDATED STATEMENTS OF INCOME (Unaudited)

(in thousands, except for share data)

	Three Months Ended December 31,		Years Ended December 31,
	2011	2010	2011	2010
Interest Income
Interest and fees on loans	$138,355	$133,478	$547,365	543,009
Interest and dividends on investment securities:
Taxable	23,395	26,732	108,129	115,593
Tax-exempt	3,230	2,480	11,273	10,366
Dividends	1,443	2,275	6,655	7,428
Interest on federal funds sold and other short-term investments	149	125	402	416

Total interest income	166,572	165,090	673,824	676,812

Interest Expense
Interest on deposits:
Savings, NOW and money market	5,154	4,742	19,876	19,126
Time	11,085	12,247	48,291	55,798
Interest on short-term borrowings	244	350	1,154	1,345
Interest on long-term borrowings and junior subordinated debentures	31,775	34,610	129,692	137,791

Total interest expense	48,258	51,949	199,013	214,060

Net Interest Income	118,314	113,141	474,811	462,752
Provision for losses on non-covered loans and unfunded letters of credit	11,948	8,721	31,825	43,078
Provision for losses on covered loans	3,416	6,378	21,510	6,378

Net Interest Income After Provision for Credit Losses	102,950	98,042	421,476	413,296

Non-Interest Income
Trust and investment services	1,779	1,913	7,523	7,665
Insurance commissions	4,131	2,917	15,627	11,334
Service charges on deposit accounts	5,702	6,204	22,610	25,691
Gains on securities transactions, net	12,034	6,967	32,068	11,598
Other-than-temporary impairment losses on securities	(42,775)	—	(42,775)	(1,393)
Portion recognized in other comprehensive income (before taxes)	23,632	—	22,807	(3,249)

Net impairment losses on securities recognized in earnings	(19,143)	—	(19,968)	(4,642)
Trading (losses) gains, net	(839)	(2,078)	2,271	(6,897)
Fees from loan servicing	981	1,285	4,337	4,919
Gains on sales of loans, net	2,639	7,504	10,699	12,591
Gains on sales of assets, net	44	237	426	619
Bank owned life insurance	1,805	1,158	7,380	6,166
Change in FDIC loss-share receivable	1,414	6,268	13,403	6,268
Other	3,225	3,471	15,921	16,015

Total non-interest income	13,772	35,846	112,297	91,327

Non-Interest Expense
Salary and employee benefits expense	42,948	45,332	176,307	176,106
Net occupancy and equipment expense	16,055	14,495	64,364	61,765
FDIC insurance assessment	3,135	3,246	12,759	13,719
Amortization of other intangible assets	2,206	974	9,315	7,721
Professional and legal fees	4,853	2,945	15,312	10,137
Advertising	2,003	1,203	8,373	4,052
Other	13,177	12,213	50,158	44,182

Total non-interest expense	84,377	80,408	336,588	317,682

Income Before Income Taxes	32,345	53,480	197,185	186,941
Income tax expense	7,528	15,322	63,532	55,771

Net Income	$24,817	$38,158	$133,653	$131,170

Earnings Per Common Share*:
Basic	$0.15	$0.23	$0.79	$0.78
Diluted	0.15	0.23	0.79	0.78
Cash Dividends Declared per Common Share*	0.17	0.17	0.69	0.69
Weighted Average Number of Common Shares Outstanding*:
Basic	170,185,439	169,426,058	169,928,460	169,112,901
Diluted	170,185,880	169,428,992	169,929,590	169,121,584

*	Share data reflects the five percent common stock dividend issued on May 20, 2011.

VALLEY NATIONAL BANCORP

LOAN PORTFOLIO

(in thousands)

	12/31/2011	09/30/2011	06/30/2011	03/31/2011	12/31/2010
Non-covered Loans
Commercial and industrial	$1,878,387	$1,833,211	$1,825,782	$1,859,626	$1,825,066
Commercial real estate:
Commercial real estate	3,574,089	3,524,891	3,486,597	3,457,768	3,378,252
Construction	411,003	401,166	413,951	418,304	428,232

Total commercial real estate	3,985,092	3,926,057	3,900,548	3,876,072	3,806,484
Residential mortgage	2,285,590	2,172,601	2,147,362	2,047,898	1,925,430
Consumer:
Home equity	469,604	477,517	484,812	492,328	512,745
Automobile	772,490	785,443	807,489	827,485	850,801
Other consumer	136,634	122,862	116,606	106,184	88,614

Total consumer loans	1,378,728	1,385,822	1,408,907	1,425,997	1,452,160

Total non-covered loans	$9,527,797	$9,317,691	$9,282,599	$9,209,593	$9,009,140

Covered loans*	271,844	282,396	308,424	336,576	356,655

Total loans	$9,799,641	$9,600,087	$9,591,023	$9,546,169	$9,365,795

*	Loans that Valley National Bank will share losses with the FDIC are referred to as “covered loans”.

	Quarterly Analysis of Average Assets, Liabilities and Shareholders’ Equity and Net Interest Income on a Tax Equivalent Basis
	Quarter End - 12/31/2011			Quarter End - 09/30/2011			Quarter End - 06/30/2011			Quarter End - 03/31/2011			Quarter End - 12/31/2010
($ in thousands)	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate	Average Balance	Interest	Avg. Rate
Assets
Interest earning assets
Loans (1)(2)	$9,710,251	$138,356	5.70%	$9,642,366	$140,305	5.82%	$9,619,959	$135,085	5.62%	$9,458,201	$133,625	5.65%	$9,458,332	$133,480	5.64%
Taxable investments (3)	2,406,927	24,838	4.13%	2,537,173	28,117	4.43%	2,698,706	30,193	4.48%	2,823,185	31,636	4.48%	2,567,952	29,007	4.52%
Tax-exempt investments (1)(3)	477,841	4,970	4.16%	464,873	4,783	4.12%	372,002	3,737	4.02%	400,049	3,854	3.85%	401,511	3,815	3.80%
Federal funds sold and other interest bearing deposits	250,912	149	0.24%	176,900	110	0.25%	137,372	88	0.26%	79,208	55	0.28%	193,212	125	0.26%

Total interest earning assets	12,845,931	168,313	5.24%	12,821,312	173,315	5.41%	12,828,039	169,103	5.27%	12,760,643	169,170	5.30%	12,621,007	166,427	5.27%

Other assets	1,460,742			1,462,471			1,447,244			1,453,613			1,478,972

Total assets	$14,306,673			$14,283,783			$14,275,283			$14,214,256			$14,099,979

Liabilities and shareholders’ equity
Interest bearing liabilities:
Savings, NOW and money market deposits	$4,463,682	$5,154	0.46%	$4,395,239	$4,961	0.45%	$4,431,929	$5,082	0.46%	$4,303,555	$4,679	0.43%	$4,198,511	$4,742	0.45%
Time deposits	2,584,980	11,085	1.72%	2,782,254	12,424	1.79%	2,815,223	12,616	1.79%	2,731,981	12,166	1.78%	2,693,056	12,247	1.82%
Short-term borrowings	185,091	244	0.53%	175,636	293	0.67%	167,864	276	0.66%	241,786	341	0.56%	207,027	350	0.68%
Long-term borrowings (4)	2,911,526	31,775	4.37%	2,942,015	32,026	4.35%	2,933,165	32,150	4.38%	3,073,543	33,741	4.39%	3,118,510	34,610	4.44%

Total interest bearing liabilities	10,145,279	48,258	1.90%	10,295,144	49,704	1.93%	10,348,181	50,124	1.94%	10,350,865	50,927	1.97%	10,217,104	51,949	2.03%

Non-interest bearing deposits	2,786,865			2,611,057			2,554,909			2,488,726			2,529,687
Other liabilities	63,031			60,849			59,692			71,802			65,048
Shareholders’ equity	1,311,498			1,316,733			1,312,501			1,302,863			1,288,140

Total liabilities and shareholders’ equity	$14,306,673			$14,283,783			$14,275,283			$14,214,256			$14,099,979

Net interest income/interest rate spread (5)		$120,055	3.34%		$123,611	3.48%		$118,979	3.33%		$118,243	3.33%		$114,478	3.24%
Tax equivalent adjustment		(1,741)			(1,676)			(1,309)			(1,351)			(1,337)

Net interest income, as reported		$118,314			$121,935			$117,670			$116,892			$113,141

Net interest margin (6)			3.68%			3.80%			3.67%			3.66%			3.59%
Tax equivalent effect			0.06%			0.06%			0.04%			0.05%			0.04%

Net interest margin on a fully tax equivalent basis (6)			3.74%			3.86%			3.71%			3.71%			3.63%

(1)	Interest income is presented on a tax equivalent basis using a 35 percent federal tax rate.
(2)	Loans are stated net of unearned income and include non-accrual loans.
(3)	The yield for securities that are classified as available for sale is based on the average historical amortized cost.
(4)	Includes junior subordinated debentures issued to capital trusts which are presented separately on the consolidated statements of condition.
(5)

Interest rate spread represents the difference between the average yield on interest earning assets and the average cost of interest bearing liabilities and is presented on a fully tax equivalent basis.

(6)	Net interest income as a percentage of total average interest earning assets.